Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

ZOLL MEDICAL CORPORATION,

ASAHI KASEI CORPORATION,

ASAHI KASEI HOLDINGS US, INC.

and

ASCLEPIUS SUBSIDIARY CORPORATION

March 12, 2012

i

ii

Exhibit A – Conditions to the Offer

Exhibit B – Form of Tender and Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated March 12, 2012, is entered into between ZOLL Medical Corporation, a Massachusetts corporation (the “Company”), Asahi Kasei Corporation, a Japanese corporation (“Parent”), Asahi Kasei Holdings US, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“HoldCo”), and Asclepius Subsidiary Corporation, a Massachusetts corporation and a wholly-owned subsidiary of HoldCo (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent, HoldCo and Merger Sub have approved the acquisition of the Company on the terms and conditions set forth herein;

WHEREAS, in furtherance of such acquisition, Parent and HoldCo have agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.01 per share, of the Company issued and outstanding (each, a “Share” and, collectively, the “Shares”), including the associated preferred stock purchase rights issued under the Company Rights Agreement, at a price per Share of $93.00 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, indirect Subsidiary of Parent in accordance with the Massachusetts Business Corporation Act (the “MBCA”) and each Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s, HoldCo’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Tender and Voting Agreements in the form attached as Exhibit B hereto (the “Tender and Voting Agreements”) pursuant to which those stockholders, among other things, will agree to support the transactions contemplated by this Agreement; and

WHEREAS, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and in the best interests of its stockholders, (ii) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and (iii) determined to recommend that the stockholders of the Company (A) accept the Offer and tender their shares to Merger Sub and (B) approve this Agreement and approve the Merger (unless the Merger is consummated in accordance with Section 11.05 of the MBCA, as contemplated by Section 6.04(d)).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not materially less restrictive in the aggregate than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of Article 6. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a purchase of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means any inquiry (in writing or otherwise) offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, reimbursement policy or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or Tokyo, Japan are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of January 1, 2012 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended January 1, 2012.

“Company Balance Sheet Date” means January 1, 2012.

“Company Board” means the Board of Directors of the Company.

“Company Equity Awards” means the Company Stock Options and the Company Restricted Stock Awards.

“Company Financial Advisor” means Brown Brothers Harriman & Co. or another independent financial advisor of nationally recognized reputation.

“Company Material Adverse Effect” means any material adverse effect on (i) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to effect the Merger, excluding for the purpose of clause (i) any such adverse effect resulting from or arising out of: (A) the announcement, pendency or consummation of the Offer or the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto); (B) the identity of Parent or any of its Affiliates as the acquirer of the Company or any facts or circumstances concerning Parent or any of its Affiliates; (C) general economic, financial market or political conditions; (D) general conditions in the industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world; (E) any changes (after the date hereof) in GAAP or Applicable Law (or interpretations thereof); (F) any adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy by, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof; (G) the determination by, or the delay of a determination by, any Governmental Authority (other than the FDA), or any panel or advisory body empowered or appointed thereby, in each case, after the date of this Agreement, with respect to the approval or non-approval of any of the Company’s or its Subsidiaries’ products which have not, as of the date of this hereof, been approved or cleared by such Governmental Authority; (H) (1) any recall of any Medical Device by the FDA, other than any recall that has resulted in or would reasonably be expected to result in the incurrence by the Company of direct costs (as determined in accordance with GAAP consistently applied) exceeding $7,500,000, in which case the full extent of the effects of such recall shall be taken into account in determining whether or not there has been a Company Material Adverse Effect, and (2) any issuance of a warning letter by the FDA or the receipt of Form 483 observations from the FDA, other than a corporate-wide warning letter from the FDA;

(I) the taking of any specific action, or refraining from taking any specific action, in each case at the written direction of Parent or as expressly required by this Agreement; (J) any Stockholder Litigation; (K) any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereof; or (L) any failure by the Company to meet internal or analysts’ estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Shares (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether there is a Company Material Adverse Effect has occurred); provided, further, in the case of clauses (C), (D) and (E), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case the entire incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Restricted Stock Award” means each award with respect to one or more shares of Company Common Stock outstanding under any Company Stock Plan.

“Company Rights Agreement” means the Shareholder Rights Agreement dated as of April 23, 2008, between the Company and Computershare Trust Company, N.A.

“Company Stock Option” means each option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise, and any other equity-based award denominated in shares of Company Common Stock other than Company Restricted Stock Awards.

“Company Stock Plan” means any stock option, stock incentive, stock award, stock purchase or other equity compensation plan, program or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company or any predecessor thereof.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted” means, at any date, the number of shares of Company Common Stock outstanding at that date , together with the shares which the Company may be required to issue pursuant to warrants, options or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable; provided, however, that unless specified otherwise, the potential dilutive effect attributable to the Top-Up Option and the preferred stock purchase rights issued under the Company Rights Agreement shall not be taken into account for such purpose.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the Centers for Medicare & Medicaid Services). For the purposes of Section 4.22 (and any other defined term that incorporates the term “Governmental Authority” (e.g., “Order” and “Proceeding”) when used in Section 4.22), “Governmental Authority” shall be deemed to include any intellectual property office, registrar or authority.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices), (iv) under capital leases (in accordance with GAAP), (v) in respect of outstanding letters of credit and bankers’ acceptances, (vi) obligations in the nature of overdrafts, or (vii) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Made Available” means that such information, document or material was: (a) publicly available on the SEC EDGAR database; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form prior to the execution of the Agreement or otherwise disclosed at the meetings set forth on Section 1.01 of the Company Disclosure Schedule; or (c) made available for review by Parent or Parent’s Representatives prior to the execution of the Agreement in the virtual data room maintained by the Company with IntraLinks in connection with the Merger.

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, writ, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, would reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet and (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or the Company’s currently intended use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, criminal prosecution, mediation, SEC “Wells” process, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Litigation” means any claim or Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or Proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal that (i) is not subject to any financing condition and (ii) the Company Board or any committee thereof determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, including the form of consideration, financing terms (and certainty of financing) thereof and the likelihood of consummation, if consummated would result in a transaction that is more favorable to the Company’s stockholders than the Offer and the Merger (taking into account (1) any adjustment to the terms and conditions proposed by Parent in an offer that is (x) in writing in response to such Acquisition Proposal pursuant to Section 6.03 or otherwise and (y) not revocable during the time period that the Company cannot accept the Acquisition Proposal under Section 6.03, and (2) any termination fees)); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “more than 75%.”.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.05(b)
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Articles of Merger	2.04(a)
Board Recommendation	4.02(b)
Business	4.22(g)
Cash Amount	2.09(a)
Certificates	2.07(a)
Closing	2.03
Company	Preamble
Company Common Stock	4.05(a)
Company Disclosure Schedule	Article IV Preamble
Company Employees	4.18(a)
Company Employee Plan	4.18(a)
Company Intellectual Property Assets	4.22(g)
Company IP Licenses	4.22(f)
Company Preferred Stock	4.05(a)
Company Return	4.17(j)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Compensation Arrangements	4.02(d)
Confidentiality Agreement	6.20
Continuing Employees	6.07(a)
Control Time	6.01
Copyrights	4.22(g)
Current Premium	6.12(a)
DOJ	6.13(b)
Effective Time	2.04(b)
End Date	8.01(b)(i)
Exchange Agent	2.07(a)
FDA	4.15(a)
FDCA	4.15(a)
Foreign Competition Laws	4.03
FTC	6.13(b)
Governmental Antitrust Authority	6.13(b)

Term	Section
HoldCo	Preamble
Indemnified Party	6.12(b)
Independent Directors	6.18(a)
Insurance Policies	4.20
Intellectual Property Assets	4.22(g)
International Company Employee Plan	4.18(a)
Intervening Event	6.03(b)
Lease Agreement	4.23(b)
Leased Real Property	4.23(b)
Marks	4.22(g)
Material Contract	4.16
MBCA	Recitals
Medical Device	4.15(a)
Merger	Recitals
Merger Consideration	2.06(a)
Merger Sub	Preamble
Notice of Superior Proposal	6.03(b)
Offer	Recitals
Offer Conditions	2.01(a)
Offer Documents	2.01(b)
Offer Price	Recitals
Owned Real Property	4.23(a)
Parent	Preamble
Parent Benefit Plans	6.07(a)
Patents	4.22(g)
Payment Fund	2.07(a)
Proxy Statement	6.04(a)
Schedule 14D-9	2.02(b)
Shares	Recitals
Short-Form Threshold	2.05(a)
Shrink Wrap Licenses	4.22(g)
Social Security Act	4.15(d)
Software	4.22(g)
Standstill Release/Waiver	6.02(d)
Stockholder Approval	4.02(a)
Stockholder Meeting	6.04(c)
Surviving Corporation	2.04(c)
Tax	4.17(k)
Tax Return	4.17(m)
Taxing Authority	4.17(l)
Tender and Voting Agreements	Recitals
Termination Fee	9.04(b)
Third Party Rights	4.22(b)

Term	Section
Top-Up Notice	2.05(c)
Top-Up Option	2.05(a)
Top-Up Option Shares	2.05(a)
Trade Secrets	4.22(g)
U.S. Company Employee Plan	4.18(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company. All references to this Agreement shall be deemed to include the Articles of Merger and the “plan of merger” (as such term is used in the MBCA).

ARTICLE 2

THE OFFER AND THE MERGER

Section 2.01 The Offer.

(a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than ten Business Days after the date of this Agreement, Merger Sub shall, and Parent and HoldCo shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer at the Offer Price. The obligations of Merger Sub to, and of Parent and HoldCo to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (each, an “Offer Condition”, and together, the “Offer Conditions“). The initial expiration date of the Offer shall be the 20th Business Day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)).

Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) waive or amend the Minimum Tender Condition (as defined in Exhibit A), (D) add to the Offer Conditions, (E) modify any Offer Condition in a manner adverse to the holders of Shares, (F) extend the Offer (except as required or permitted by the other provisions of this Section 2.01), (G) change the form of consideration payable in the Offer or (H) otherwise amend the Offer in any manner adverse to the holders of Shares.

(ii) Merger Sub shall (and Parent and HoldCo shall cause Merger Sub to):

(A) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

(B) if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten Business Days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied;

provided, however, that (1) Merger Sub shall not be required to extend the Offer beyond the End Date or the termination of this Agreement and (2) if, at any expiration of the Offer, all of the Offer Conditions except for the Minimum Tender Condition are satisfied or have been waived, Merger Sub shall only be required to extend the Offer for one or more additional periods not to exceed an aggregate of twenty (20) Business Days.

(iii) If the Offer is completed but fewer than ninety percent (90%) of the then total outstanding Shares are accepted for payment pursuant to the Offer, then Merger Sub may, and at the request of the Company shall, and upon any such request of the Company, Parent and HoldCo shall cause Merger Sub to, make available a “subsequent offering period” in accordance with Exchange Act Rule 14d-11.

(iv) On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent and HoldCo shall cause Merger Sub to, promptly after the expiration of the Offer, accept for payment and promptly thereafter pay for, all Shares validly tendered and not withdrawn pursuant to the Offer. Parent and HoldCo shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(v) Nothing contained in this Section 2.01(a) shall affect any termination rights in Article 8. Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company other than as permitted by this Agreement. In the event this Agreement is terminated pursuant to Article 8 prior to any scheduled expiration of the Offer, Parent and HoldCo shall cause Merger Sub to promptly (and in any event within one (1) Business Day of such termination) terminate the Offer.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents“) and shall disseminate the Offer Documents to the holders of Shares as and to the extent required by the Exchange Act. Unless previously withdrawn in accordance with Section 6.03, Parent and Merger Sub shall be entitled to include the Board Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law. The Company and its outside legal counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its outside legal counsel with any written comments (and, in the case of any oral comments, shall provide such comments to the Company and its outside legal counsel orally) Parent, Merger Sub or their outside legal counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its outside legal counsel (to whose comments reasonable and good faith consideration shall be given) prior to responding to such comments and shall provide to the Company and its outside legal counsel a copy of any written responses thereto and telephonic notice of any material discussions with the SEC staff.

(c) For purposes of this Agreement (including the exercise of the Top-Up Option) and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.

Section 2.02 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, the Company has been advised that all of its directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act), who own Shares intend to tender their Shares pursuant to the Offer. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9“) including the Board Recommendation (subject to Section 6.03) and shall mail the Schedule 14D-9 to the holders of Shares. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law. Parent, Merger Sub and their outside legal counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the holders of Shares, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent and Merger Sub and their outside legal counsel with any written comments (and, in the case of any oral comments, shall provide such comments to Parent and Merger Sub and their outside legal counsel orally) the Company or its outside legal counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and Merger Sub and their outside legal counsel (to whose comments reasonable and good faith consideration shall be given) prior to responding to such comments, and shall provide to Parent and Merger Sub and their outside legal counsel a copy of any written responses thereto and telephonic notice of any material discussions with the SEC staff.

(c) In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence (and in accordance with the Confidentiality Agreement) the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 2.03 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, 02109, unless another place is agreed to in writing by the parties hereto.

Section 2.04 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing, Parent and the Company shall cause appropriate articles of merger (the “Articles of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the Commonwealth of Massachusetts for filing as provided in Section 11.06 of the MBCA.

(b) The Merger shall become effective on such date and at such time when the Articles of Merger have been received for filing by the Secretary of State of the Commonwealth of Massachusetts or at such later time and date as may be agreed by the parties in writing and specified in the Articles of Merger (the “Effective Time”).

(c) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the MBCA, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the MBCA.

Section 2.05 Top-Up Option.

(a) Subject to Sections 2.05(b) and (c), the Company grants to Merger Sub an irrevocable option (the “Top-Up Option“), for so long as this Agreement has not been terminated pursuant to the terms hereof, to purchase from the Company the number of authorized and unissued shares of Company Common Stock (the “Top-Up Option Shares“) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub as of immediately prior to the exercise of the Top-Up Option, constitutes the number of shares of Company Common Stock (the “Short-Form Threshold“) necessary for Merger Sub to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 11.05 of the MBCA. Nothing herein shall be construed to obligate Merger Sub to exercise the Top-Up Option. The Top-Up Option shall terminate concurrently with the termination of this Agreement.

(b) The Top-Up Option may only be exercised one time by Merger Sub, in whole but not in part, and only if clauses (i) and (ii) of the following sentence are satisfied. The Top-Up Option may be exercised by Merger Sub, promptly (but in no event later than one Business Day) after the acceptance for payment of, and payment by Merger Sub for, shares of Company Common Stock pursuant to the Offer (the “Acceptance Time“) or the expiration of a subsequent offering period if (i) at the Acceptance Time or the expiration of such subsequent offering period Merger Sub owns in the aggregate at least 80% of all shares of Company Common Stock then outstanding and (ii) after giving effect to the exercise of the Top-Up Option, Merger Sub would reach the Short-Form Threshold (after giving effect to the issuance of the Top-Up Shares); provided, however, that the obligation of the Company to deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that: (A) the number of Top-Up Option Shares would not exceed the number of the authorized and unissued shares of Company Common Stock; (B) no legal restraint or Order that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares in respect of such exercise shall be in effect; and (C) Merger Sub irrevocably commits upon acquisition of the Top-Up Shares to effect the Merger pursuant to Section 6.04(d). The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest. Such purchase price will be paid by Merger Sub as follows: (x) the portion of the aggregate purchase price equal to the par value of the Top-Up Shares shall be paid in cash and (y) the balance of the remaining aggregate purchase price may be paid, by Merger Sub, at its election, (I) in cash or (II) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the remaining aggregate purchase price, or some combination thereof. Any such promissory note shall be full recourse against Parent and Merger Sub, be due one year from the date the Top-Up Option Shares are issued, bear interest at the rate of three percent (3%) per annum payable quarterly, may be prepaid without premium or penalty and provide that the unpaid principal and accrued interest thereunder shall immediately become due and payable (a) in the event that Merger Sub fails to make any payment of interest as provided therein and such failure continues for a period of 30 days or (b) upon the occurrence of customary bankruptcy or insolvency events with respect to Merger Sub. The Company Board has determined that such consideration for the Top-Up Option Shares is adequate.

(c) In the event that Merger Sub exercises the Top-Up Option, it shall deliver to the Company a written notice (the “Top-Up Notice“) setting forth (i) the number of Shares that are expected to be owned by Merger Sub immediately preceding the purchase of the Top-Up Shares, (ii) the number of Top-Up Option Shares that it intends to purchase pursuant to the Top-Up Option, (iii) the manner in which it intends to pay the applicable purchase price and (iv) the place and time at which the closing of the purchase of the Top-Up Option Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that promptly following such exercise of the Top-Up Option, Merger Sub intends to consummate the Merger in accordance with Section 11.05 of the MBCA as contemplated by Section 6.04(d). At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares and the Company shall cause to be issued to Merger Sub such shares represented by book-entry. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Option Shares to occur as promptly as possible, and in any event no later than the first Business Day after the Top-Up Notice is deemed received by the Company pursuant to Section 9.01. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 6.04(d) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Option Shares. Parent, HoldCo, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Option Shares is accomplished in a manner consistent with all Applicable Law.

(d) Parent, HoldCo and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent, HoldCo and Merger Sub represent and warrant to the Company that Merger Sub will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger

Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(e) Notwithstanding anything to the contrary contained herein and to the fullest extent permitted by Applicable Law, in any appraisal proceeding under Part 13 of the MBCA with respect to any dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or promissory note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the dissenting Shares in accordance with Part 13 of the MBCA.

(f) Without the prior written consent of the Company, the right to exercise the Top-Up Option shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly owned Subsidiary of Parent, including by operation of Applicable Law or otherwise, and any attempted assignment in violation of this Section 2.05(f) shall be null and void.

Section 2.06 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, HoldCo, Merger Sub, the Company or the holders thereof:

(a) except as otherwise provided in Section 2.06(b), Section 2.06(c), Section 2.06(d) or Section 2.08, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Offer Price without interest (the “Merger Consideration”);

(b) each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto;

(c) each Share held by any wholly-owned Subsidiary of either the Company or Parent (including HoldCo and Merger Sub) immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(d) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.07 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates;” provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of Shares). As of the Effective Time, Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Promptly after the Effective Time and in any event no later than five Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Shares at the Effective Time, in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.06(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration.

Section 2.08 Dissenting Shares. Notwithstanding Section 2.06 or any other provisions of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who (i) is entitled to appraisal, (ii) has not voted in favor of this Agreement or the Merger or consented thereto in writing, to the extent approval by the stockholders is required under the MBCA and (iii) has properly exercised appraisal rights for such shares in accordance with Part 13 of the MBCA shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the fair value of such shares in accordance with Part 13 of the MBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Part 13 of the MBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the MBCA, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.06(a), without interest thereon, upon surrender of such Certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Part 13 of the MBCA that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.09 Company Stock Options and Restricted Stock Awards.

(a) Each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Acceptance Time, shall become fully vested and exercisable as of the Acceptance Time. Each such Company Stock Option shall be automatically converted into the right to receive from Parent or the Surviving Corporation immediately after the Effective Time an amount in cash equal to the product obtained by multiplying (x) the excess, if any, of the Offer Price over the per share exercise price of such Company Stock Option, by (y) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Stock Option immediately prior to the Effective Time (such product, the “Cash Amount”). All payments provided pursuant to this Section 2.09(a) shall be made through the Company’s payroll or accounts payable systems and, notwithstanding the foregoing sentence, the Company shall be entitled to deduct and withhold from such payments any amounts as it is required to deduct and withhold with respect to the making of such payments under the Code and the rules and regulations promulgated thereunder, or any provisions of state, local or foreign tax law. If the exercise price per share of any Company Stock Option equals or exceeds the Offer Price, the Cash Amount therefor shall be zero.

(b) Each Company Restricted Stock Award that is outstanding immediately prior to the Acceptance Time shall become fully vested and the restrictions with respect thereto shall lapse as of the Acceptance Time and the Company Restricted Stock Awards shall be treated in the same manner as the other Shares in accordance with Section 2.06(a) and Section 2.07, subject to any applicable Tax withholding requirements. In no event shall this Section 2.09 and Section 2.07 result in a duplication of benefits with respect to any Company Restricted Stock Awards.

(c) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Acceptance Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.09.

Section 2.10 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.11 Withholding Rights. Each of Parent, HoldCo, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, HoldCo, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.12 No Liability. None of Parent, HoldCo, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.14 Taking of Necessary Action; Further Action. Each of Parent, HoldCo, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the MBCA as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Surviving Corporation or Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of each of the Surviving Corporation and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Articles of Organization. At the Effective Time, the articles of organization of the Company will be the articles of organization of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Applicable Law.

Section 3.02 Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the articles of organization of the Surviving Corporation and Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after September 29, 2009 and prior to the date hereof (other than as set forth in the forward looking statements or the risk factors contained therein) and (b) as set forth in the Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and the representations and warranties in such other sections of this Agreement to the extent that such section is reasonably cross-referenced or the relevance to such other section is reasonably apparent) delivered by the Company to Parent, HoldCo and Merger Sub prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not currently having, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent complete and correct copies of the articles of organization and bylaws of the Company as currently in effect.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval (if required by Applicable Law), to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for obtaining the Stockholder Approval (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company. If required by Applicable Law, the affirmative vote of the holders of two-thirds of the outstanding Shares voting to approve this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (which have not been subsequently rescinded, modified or withdrawn, except as permitted under Section 6.03) (i) determining that this Agreement, the Offer, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, (ii) authorizing and adopting this Agreement, (iii) approving the Offer, the Merger and the other transactions contemplated hereby, (iv) authorizing and approving the grant of the Top-Up Option to Merger Sub and the issuance of the Top-Up Shares upon exercise thereof, (v) determining that the consideration for the Top-Up Option Shares described in Section 2.05(b) is adequate, (vi) directing that this Agreement be submitted to the stockholders of the Company for approval (unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 6.04(d)), (vii) consenting to the Offer and recommending acceptance of the Offer and approval of this Agreement and the Merger by the stockholders of the Company at the Stockholder Meeting and (viii) taking all actions necessary so that the restrictions on take-over bids, share acquisitions, business combinations and stockholder vote requirements contained in Chapters 110C, 110D and 110F of the Massachusetts General Laws and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Tender and Voting Agreements and the other transactions contemplated hereby and thereby (collectively, the “Board Recommendation”).

(c) The Company has taken all actions necessary to: (i) render the Company Rights Agreement inapplicable to this Agreement and the Tender and Voting Agreements, and the transactions contemplated by this Agreement, the Tender and Voting Agreements and the Merger; (ii) ensure that in connection with the transactions contemplated by this Agreement and the Tender and Voting Agreements (A) neither Parent, the Merger Sub or any of their “Affiliates” or “Associates” (each as defined in the Company Rights Agreement) is or will be an “Acquiring Person” (as defined in the Company Rights Agreement) and (B) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Triggering Event,” a “Section 11(a)(ii) Event” or a “Section 13 Event” (as such terms are defined in the Company Rights Agreement) occurs or will occur, in each case of clauses (A) and (B), solely by reason of the execution of this Agreement or the Tender and Voting Agreements, or the consummation of the Merger or the other transactions contemplated by this Agreement or the Tender and Voting Agreements; and (iii) provide that the “Expiration Date” (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time. To the Knowledge of the Company, no Person is an “Acquiring Person” and no “Stock Acquisition Date,” “Distribution Date”, “Triggering Event”, “Section 11(a)(ii) Event” or “Section 13 Event” has occurred (as such terms are defined in the Company Rights Agreement). Except as described in this Section 4.02(c), the Company Rights Agreement has not been amended or modified.

(d) The Company has taken all action necessary ensure that all payments to be made and benefits to be granted to any Company Employee in connection with the transactions contemplated by this Agreement pursuant to any employment, compensation, severance, retention or other employee benefit arrangements (“Compensation Arrangements”) in effect as of the date of this Agreement have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions (the “Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which is not currently having and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained (if required by Applicable Law), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order; (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries; or (iv) result in the creation or imposition of any Lien on any right or asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 38,000,000 shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 250,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock and reserved for issuance pursuant to the Company Rights Agreement. The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s articles of organization. At the close of business on March 9, 2012, 22,277,142 shares of Company Common Stock were issued and outstanding (of which 162,318 were Company Restricted Stock Awards); Company Stock Options to purchase an aggregate of 2,023,028 shares of Company Common Stock were issued and outstanding; and zero shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on March 9, 2012, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares subject to such award, the name of the holder, the grant date, the vesting schedule and the expiration date thereof, and the exercise or purchase price per share and (ii) all outstanding Company Restricted Stock Awards, including the name of the holder and the grant date and vesting schedule thereof. The Company Stock Plans set forth on Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards are outstanding. Each Company Stock Option and Company Restricted Stock Award has been granted in accordance with the terms of the applicable Company Stock Plan. The Company has Made Available to Parent each form of award agreement under the Company Stock Plans.

(c) Except as set forth in this Section 4.05 and for changes since March 9, 2012, resulting from the exercise of Company Equity Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, (iii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of its Subsidiaries, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of its Subsidiaries. All Company Stock Options and Company Restricted Stock Awards may, by their terms, be treated in accordance with Section 2.09. No Subsidiary of the Company owns any Company Securities.

(d) Since January 1, 2012, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options and Company Restricted Stock Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.06 Subsidiaries.

(a) The Company has no Subsidiaries, except for the entities identified in Exhibit 21.1 of the Company’s annual report on Form 10-K for the year ended October 2, 2011; and neither the Company nor any of its Subsidiaries: (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than the Company or its Subsidiaries; or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the lack of such franchises, licenses, permits, authorizations and approvals, or failure to be so qualified or in good standing is not currently having, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Subsidiaries of the Company have been, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and such shares, securities or interests are owned by the Company or by a Subsidiary of the Company free and clear of any Liens or limitations on voting rights.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has Made Available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended October 2, 2011, October 3, 2010 and September 27, 2009, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since September 28, 2009 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since September 28, 2009, (the documents referred to in this Section 4.07(a), together with all exhibits thereto and information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred as the “Company SEC Documents”).

(b) Since September 28, 2009, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the Acceptance Time will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the Acceptance Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the Acceptance Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has Made Available to Parent copies of all comment letters received by the Company from the SEC since September 28, 2009 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since September 28, 2009 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.08 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes) and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein, all in accordance with GAAP (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. No significant deficiency, material weakness or fraud, whether or not material, involving management or other employees was identified in management’s assessment of internal controls as of and for the year-ended October 2, 2011 (nor has any such deficiency, weakness or fraud been identified since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to provide assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since September 29, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, executive, auditor or accountant of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.09 Disclosure Documents. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Shares or, if relevant, at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement.

Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (b) there has not been any event, development or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that has resulted, or would reasonably be expected to result, in such a liability or obligation, other than:

(a) liabilities or obligations disclosed or provided for in the Company SEC Documents;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice;

(c) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement (including the Merger).

Section 4.12 Litigation . (a) There is no Proceeding pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order, which in either case, (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) as of the date of this Agreement, challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger.

Section 4.13 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries is and, since September 28, 2009, has been, in compliance in all material respects with all Applicable Law and Orders. Neither the Company nor any of its Subsidiaries has received any written notice since September 28, 2009 that remains unresolved, (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

Section 4.14 Certain Business Practices . Since January 1, 2007, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, and to the Knowledge of the Company, none of their Representatives on their behalf, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010 or any other anticorruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries.

Section 4.15 Regulatory Compliance.

(a) As to each product subject to the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq. (the “FDCA”) and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder that has been developed, manufactured, tested, labeled, distributed and/or marketed by or on behalf of the

Company or any of its Subsidiaries (each such product, a “Medical Device”), each such Medical Device has been developed, investigated, manufactured, tested, labeled, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, including those relating to investigational use, premarket approval or clearance, registration and listing, good manufacturing practices, quality systems regulations, labeling, advertising, record keeping and filing of required reports with the FDA. Since September 28, 2009, neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Authority (i) contesting the premarket approval or clearance of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation applicable to any Medical Device by the Company or any of its Subsidiaries of any legal provision.

(b) Since September 28, 2009, no Medical Device has been recalled, corrected, removed, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), nor is any Medical Device under consideration for such Action either by the Company or, to the Knowledge of the Company, by any Governmental Authority. There have been no proceedings in the United States (whether completed or pending) seeking the recall, correction, removal, withdrawal, suspension, seizure or discontinuance of any Medical Device against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee or distributor of any Medical Device, nor have any such proceedings been pending at any time since September 28, 2009. To the Knowledge of the Company, since September 28, 2009, there is no act, omission, event or circumstance by the Company or its Subsidiaries that would or reasonably would be expected to result in any such action.

(c) Since September 28, 2009, neither the Company nor any of its Subsidiaries has introduced in commercial distribution any Medical Device which, because of the Company’s design, manufacturing, preparation, assembling, packaging, labeling, storage, or processing or other activities under the FDCA and FDA’s regulations, were upon their shipment by the Company or any of its Subsidiaries in any material respect: (i) adulterated within the meaning of 21 U.S.C. § 351; (ii) misbranded within the meaning of 21 U.S.C. § 352; or (iii) a product that is in violation of 21 U.S.C. §§ 360 or 331.

(d) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its application integrity policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity would be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”).

(e) Since September 28, 2009, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened in writing to initiate, any action to withdraw its premarket approval or clearance or request the recall of any Medical Device, (ii) commenced, or threatened in writing to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened in writing to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale. To the Knowledge of the Company, since September 28, 2009, there is no act, omission, event or circumstance by the Company or its Subsidiaries that would or reasonably would be expected to result in any such action.

(f) To the Knowledge of the Company, there is no Proceeding pending against, or threatened in writing against, the Company or any of its Subsidiaries affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA and the regulations of the FDA promulgated thereunder, (ii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or (iii) applicable legal provisions relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state laws pertaining to the Medicare and Medicaid programs, United States federal and state laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state laws pertaining to contracting with the government, which in each case, would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Material Contracts.

Except as filed as exhibits to the Company SEC Documents, and except for this Agreement, neither the Company nor any Subsidiary of the Company is a party to or is bound by any contract, arrangement, commitment or understanding (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), (ii) pursuant to which the Company received payments that in the aggregate (a) exceeded $2,100,000 during each of the Company’s 2010 and 2011 fiscal years or (b) exceeded $2,100,000 during the Company’s 2011 fiscal year and is reasonably expected to exceed $2,100,000 during the Company’s 2012 fiscal year, (iii) that contains a provision or provisions limiting the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to solicit business in any geographic area and that is not terminable by the Company or such Subsidiary on not more than 180 days notice, (iv) that contains a provision or provisions providing for exclusivity by the Company or any Subsidiary of the Company with respect to any material products or services sold or purchased by the Company or any Subsidiary of the Company and that is not terminable by the Company or such Subsidiary on not more than 180 days notice, (v) that is a Company IP License that is material to the business of the Company and its Subsidiaries, taken as a whole, (vi) that is a joint development or research and development agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, or (vii) that by its terms would prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described above in this Section 4.16, whether or not set forth in Section 4.16 of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Except Material Contracts that have expired or terminated by their terms, all of the Material Contracts are valid and binding on the Company or any Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any Subsidiary of the Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Company Material Adverse Effect and neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing.

Section 4.17 Taxes.

(a)(i) All material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws and all such Company Returns are true, complete and correct in all material respects, and (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return);

(b)(i) The federal and material state income and material franchise Company Returns through the taxable year ended September 30, 2007, have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income or material franchise Company Return, which period (after giving effect to such extension or waiver) has not yet expired;

(c)(i) No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no claim, audit, action, suit, proceeding or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction;

(d) There are no material Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(h)(i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(i) There are no material Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice) with respect to or involving the Company or any of its Subsidiaries;

(j) “Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries;

(k) “Tax” means any tax or other like governmental assessment or charge of any kind whatsoever (including: withholding required by applicable Tax law on amounts paid to or by any Person, together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not;

(l) “Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax; and

(m) “Tax Return” means any report, return, document, declaration or other information required to be filed with or supplied to a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.18 Employee Benefits Plans.

(a) Section 4.18(a)(i) of the Company Disclosure Schedule contains a correct and complete list identifying each material U.S. Company Employee Plan. Section 4.18(a)(ii) of the Company Disclosure Schedule contains a correct and complete list identifying each material International Company Employee Plan, other than (i) any plans or arrangements that are customary or are required under the law of the local jurisdiction (ii) any employment agreements entered into in the normal course of business that provide only statutory or legally required benefits (including severance) under the law of the local jurisdiction and (iii) any plans or arrangements that are terminable without any additional liability other than statutory payments required under the law of the local jurisdiction. “U.S. Company Employee Plan” means all Company Employee Plans for U.S, Company Employees and “International Company Employee Plan” means all Company Employee Plans for non-U.S, Company Employees (together “Company Employee Plan”). “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries (collectively, “Company Employees”), or with respect to which the Company or any of its Subsidiaries may have any liability. Copies of each such Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished or made available to Parent together with the most recent annual report and tax return, if any, prepared in connection with such Company Employee Plan.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or has been obligated to contribute to, any Company Employee Plan subject to Title IV of ERISA, to the Knowledge of the Company, any non-U.S. defined benefit plan, any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any multiple employer plans.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter would reasonably be expected to be revoked or not be issued. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. No events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability under the terms of any Company Employee Plan (other than the benefits payable under the terms of such Company Employee Plan), ERISA, the Code or codes of practice issued by any Governmental

Authority or any other Applicable Law. Except as required by Applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Company Employee Plan or to increase any benefits under any Company Employee Plan to any material extent.

(e) To the Knowledge of the Company, the Company has not received written notice that any Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC or any other Governmental Authority.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan. There is no Contract by which the Company or any of its Subsidiaries is bound to compensate any Company Employee for excise taxes payable pursuant to Section 4999 of the Code.

(g) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, (i) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (ii) would give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(i) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened in writing against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(j) Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder. Each Company Stock Option is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code.

Section 4.19 Labor and Employment Matters.

(a) The Company and each Subsidiary of the Company are in material compliance with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the

Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, state anti-discrimination laws and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which, individually or in the aggregate, are not and would not be, individually or in the aggregate, material in magnitude. To the Knowledge of the Company, as of the date hereof, (i) the Company has not received written notice of any material audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company and (ii) no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company.

(b) Neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, other than any such agreement, contract or understanding covering employees outside of the United States that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened in writing, any labor strike or lockout involving the Company or any Subsidiary of the Company, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages in the last two years.

Section 4.20 Insurance Policies. Section 4.20 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (each, an “Insurance Policy”, and collectively, the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice that coverage has been denied or disputed by the underwriters of any such Insurance Policy. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no termination of any Insurance Policy threatened in writing. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions nor compliance by the Company with any of the provisions herein will result in the termination or cancellation of such Insurance Policies (other than by actions of Parent or Merger Sub).

Section 4.21 Environmental Matters. Except as is not currently having, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, is threatened in writing by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(c) There has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

Section 4.22 Intellectual Property.

(a) Section 4.22(a) of the Company Disclosure Schedules contains a complete list of all Patents, registered and currently pending applications for Marks and registered and currently pending applications for Copyrights, in each such case that are included in the Company Intellectual Property Assets; in each case, listing, as applicable, (A) the name of the current owner of record, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. The Company and its Subsidiaries exclusively own the Company Intellectual Property Assets listed in Section 4.22(a) of the Company Disclosure Schedules, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements other than Permitted Liens.

All Patents, Marks and Copyrights listed in Section 4.22(a) of the Company Disclosure Schedules or otherwise owned by the Company and its Subsidiaries that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has cancelled or abandoned in its reasonable business judgment; none of these Patents, Marks and Copyrights is subject to any pending or, to the Knowledge of the Company, threatened Order or Proceeding (including reexamination, interference or opposition proceedings) which challenges or would restrict the legality, validity, enforceability, use, or ownership by the Company or its respective Subsidiary of the item.

(b) In the three years immediately prior to the date of this Agreement, there have been, and there are currently, no legal disputes, Proceedings or claims pending, or, to the Knowledge of the Company, threatened in writing alleging infringement, misappropriation or any other violation of any Intellectual Property Assets of any Person (“Third Party Rights”) by the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company the operation of the Business does not infringe, misappropriate or violate any Third Party Right. To the Knowledge of the Company, the Intellectual Property Assets licensed pursuant to the Company IP Licenses listed in Section 4.22(f) of the Company Disclosure Schedules, together with the Company Intellectual Property Assets, constitute all the Intellectual Property Assets necessary and sufficient to conduct the Business (other than Intellectual Property Assets licensed pursuant to Shrink Wrap Licenses).

(d) To the Knowledge of the Company, there is no infringement by any Person of any of the Company Intellectual Property Assets.

(e) The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of Trade Secrets owned by the Company and its Subsidiaries. No inventor of any of the Patents listed in Section 4.22(a) of the Company Disclosure Schedules has any right to receive royalties or other fees in respect of any such Patent. To the Knowledge of the Company, no funding of any Governmental Authority, university, college, or other educational institution was used in the development of any Company Intellectual Property Asset in connection with the conduct of the Business.

(f) Section 4.22(f)(i) of the Company Disclosure Schedules sets forth all Contracts under which a Third Party grants to the Company or any of its Subsidiaries any interest in, or right to use or exploit any Intellectual Property Asset and (i) pursuant to which the Company made payments exceeding in the aggregate $500,000 during the Company’s 2011 fiscal year or (ii) are otherwise material (such Contracts, together with those Contracts in (f)(i), “Company IP Licenses”). Section 4.22(f)(ii) of the Company Disclosure Schedules sets forth all Contracts under which the Company or any of its Subsidiaries grants to any Thirty Party any interest in, or right to use or exploit any Company Intellectual Property Assets, other than Contracts for the purpose of sale, license, lease or distribution of the Company’s or its Subsidiaries’ products and services where such grant is in the ordinary course of business in the sale, license, lease or distribution and is limited to the right to sell, distribute, lease or use such products or services.

(g) For purposes of this Section 4.22:

(i) “Business” means the business of the Company and its Subsidiaries as currently conducted.

(ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries.

(iii) “Intellectual Property Assets” means all intellectual property and other similar proprietary rights in any jurisdiction, including:

(A) patents and patent applications, and any and all divisions, extensions, continuations, continuations-in-part, reexaminations, continuing patent applications, reissues, counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”);and inventions, inventions disclosures, discoveries and improvements, whether or not patentable;

(B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C) rights in software including data files, source code, object code, interfaces, specifications and related documentation (collectively, “Software”); and

(D) copyrights in both published and unpublished works, including without limitation all moral rights, rights in compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); and

(E) rights to trade secrets as defined in the Uniform Trade Secrets Act or under corresponding state or foreign statutory law or common law, know-how and confidential information (collectively, “Trade Secrets”);

as well as, in each case above, any registrations of, applications for registration and renewals and extensions thereof with or by any Governmental Authority in any jurisdiction.

(iv) “Shrink Wrap Licenses” means licenses for off-the shelf shrinkwrap or clickwrap licenses, as well as any other generally commercially available Software at a cost less than $250,000 in the aggregate over the initial term of the Contract, or $50,000 annually.

Section 4.23 Properties .

(a) Section 4.23(a) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any of its Subsidiaries (each, an “Owned Real Property”). The Company and each of its Subsidiaries has good and marketable title to the Owned Real Property.

(b) Section 4.23(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $1,000,000 or more (each, a “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) current rent amounts payable by the Company or its Subsidiaries related to such Leased Real Property. All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are valid and binding obligations of the Company and in full force and effect. No Lease Agreement is subject to any Lien other than Permitted Liens, including any leasehold mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any third party any interest in the Company’s leasehold interests or any right to the use or occupancy of any Leased Real Property. The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by the Company or any of its Subsidiaries under any Lease Agreement.

(c) With respect to each Leased Real Property neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any material portion thereof.

Section 4.24 Interested Party Transactions. Since the Company Balance Sheet Date to the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K, except as disclosed in the Company SEC Documents.

Section 4.25 Brokers’ Fees. Except for Brown Brothers Harriman & Co., a copy of whose engagement agreements (and all indemnification and other agreements related to such engagement) has been Made Available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who is entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.26 Opinion of Financial Advisor. The Company Board has received from Brown Brothers Harriman & Co., an opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the consideration to be received in the Offer and the Merger by the holders of Shares (except for the Company, Parent, and any wholly owned subsidiary of either the Company or Parent) is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as practicable for information purposes only.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND MERGER

SUB

Parent, HoldCo and Merger Sub represent and warrant to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent, HoldCo and Merger Sub is a corporation duly incorporated, validly existing and, when applicable, in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted.

Section 5.02 Corporate Authorization. Each of Parent, HoldCo and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent, HoldCo and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, HoldCo and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent, HoldCo and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) the Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which is not currently having, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent, HoldCo and Merger Sub of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or bylaws (or similar governing documents) of Parent or the articles of organization and bylaws of HoldCo or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, HoldCo, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as are not currently having, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization and Operation of HoldCo and Merger Sub. The authorized capital stock of HoldCo consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding, and 1,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of each of HoldCo and Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Each of HoldCo and Merger Sub has been formed solely for the purpose of engaging in the transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or HoldCo or the holders of any other securities of Parent or HoldCo (equity or otherwise) is necessary to approve this Agreement, or to approve the Merger or the other transactions contemplated hereby. The vote or consent of HoldCo as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Offer Documents will not, at the date first mailed to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 5.08 Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s, HoldCo’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09 Available Funds. At each of the Acceptance Time and the Effective Time, Parent and Merger Sub will have all funds necessary for the payment of the aggregate Offer Price and Merger Consideration, as the case may be, and sufficient for the satisfaction of all of Parent’s, HoldCo’s and Merger Sub’s obligations under this Agreement.

Section 5.10 Brokers’ Fees. Except for UBS Securities Japan Ltd., there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company. Except for matters (i) permitted or contemplated by this Agreement, (ii) set forth on Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or Nasdaq rule, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), until the earlier of (1) such time as Merger Sub’s designees constitute a majority of the Company Board as contemplated by Section 6.18 and (2) the Effective Time (such earlier time, the “Control Time”), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (w) preserve intact its business organization and material assets, (x) keep available the services of its officers and employees who are integral to the operation of their businesses as presently conducted, (y) maintain in effect all of its Governmental Authorizations, and (z) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or as set forth on Section 6.01 of the Company Disclosure Schedule, except as required by Applicable Law or Nasdaq rule, from the date of this Agreement until the earlier of the Control Time and the date this Agreement is terminated in accordance with Article 8, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the Company’s articles of organization, bylaws or other comparable charter or organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent (except for distributions resulting from the vesting or exercise of Company Equity Awards), (ii) split, reverse-split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards of the applicable exercise price and/or withholding taxes, or (v) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries;

(c)(i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities, other than (y) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of the Company Restricted Stock Awards that are outstanding on the date of this Agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement or (z) grants or awards of Company Securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date of this Agreement, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) forgive any loans to any Company Employee;

(e) other than deposits or contributions in the ordinary course of business consistent with past practice, make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan or agreements subject to any Company Employee Plan or any other plan, program, agreement, contract or arrangement of the Company;

(f) enter into any collective bargaining agreement or other obligation to any labor organization;

(g) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(h)(A) amend (including acceleration of vesting), modify or terminate any Company Employee Plan or enter into or adopt any contract, plan, program, agreement or arrangement that would be a Company Employee Plan if it were in effect as of the date hereof, or (B) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to the Company’s current or former directors, employees or independent contractors, except for (1) increases required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date of this Agreement, (2) increases made in the ordinary course of business consistent with past practice, (3) increases required under any Company Employee Plan or under Applicable Law or (4) increases in compensation to non-officer employees that do not exceed $500,000 in the aggregate;

(i) sell, transfer, subject to any Lien, pledge, cancel, abandon, allow to lapse or dispose of, or grant any license or other right or interest in or to Company Intellectual Property;

(j) enter into any contract, agreement or arrangement with any third party to form a joint venture or to perform joint development;

(k) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $3,000,000;

(l) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its assets or properties except (i) pursuant to existing contracts or commitments, (ii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (iii) Permitted Liens incurred in the ordinary course of business consistent with past practice, or (iv) in arms-length transactions assets or properties with a book value of less than $500,000, individually or in the aggregate;

(m) agree to any exclusivity, non-competition or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date, except in each case, in connection with the renewal of existing distribution agreements or similar arrangements in the ordinary course of business consistent with past practice;

(n) change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents;

(o)(A) incur or assume any long-term or short-term Indebtedness except (1) for borrowings under the Company’s current credit facilities in the ordinary course of business consistent with past practice, the aggregate proceeds from which shall not exceed $500,000 for the period beginning on the date hereof and ending on the Closing Date, (2) in respect of indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Company or any of its Subsidiaries);

(p) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting enter into any closing agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, amend any material Tax Return, or agree to any adjustment of any material Tax attribute;

(q) opt in to the application of Chapter 110D of the Massachusetts General Laws; or

(r) authorize, commit or agree to take any of the foregoing actions.

Section 6.02 Unsolicited Proposals.

(a)(i) The Company shall not, nor shall the Company permit any of the Company Subsidiaries to, nor shall the Company authorize or knowingly permit any of its Representatives or any of its Subsidiaries’ Representatives to, and the Company shall not publicly propose to, directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, knowingly facilitate or knowingly encourage (provided, however, that supplying non-public information in the ordinary course of business shall not be prohibited) any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) knowingly engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal or (C) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the transactions.

(ii) The Company shall, and shall cause the Company Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to, immediately cease and terminate any existing solicitation, encouragement, discussion or negotiation with any Third Party theretofore conducted by the Company, the Company Subsidiaries or their respective Representatives with respect to an Acquisition Proposal, and the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed and shall terminate access for any such Third Party to any electronic or hardcopy dataroom.

(iii) It is understood that any violation of the restrictions of this Section 6.02(a) in any material respect by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 6.02(a) by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the Acceptance Time, (i) the Company receives an Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a material breach of Section 6.02, and (iii) the Company Board or any committee thereof determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company may (A) furnish information and data with respect to the Company and the Company Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries, and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided, however, that the Company (w) will not, and will not permit the Company Subsidiaries or its or their Representatives to, furnish any non-public information or provide such access except pursuant to an Acceptable Confidentiality Agreement, and (x) will simultaneously provide to Parent any material non-public information concerning the Company or the Company Subsidiaries or access provided to such Third Party that was not previously provided to Parent. Prior to taking any of the actions referred to in the foregoing clauses (A) and (B), the Company shall notify Parent and Merger Sub orally and in writing that it proposes to furnish such information and data and/or enter into such discussions or negotiations, and provide the identity of the person making such Acquisition Proposal, a copy of the Acquisition Proposal if it is in writing or otherwise a description of the material terms and conditions. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (y) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal or (z) direct any Persons to this Agreement, including the specific provisions of this Section 6.02.

(c) From and after the date of this Agreement, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent orally and in writing of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to an Acquisition Proposal, which notification shall include (i) a copy of all written materials provided in connection with such Acquisition Proposal or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal or inquiry) and (ii) the identity of the Third Party making such Acquisition Proposal or inquiry. The Company shall thereafter keep Parent informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or inquiry, and the material terms and conditions thereof (including any change in price or form of consideration), including by providing a copy of material documentation or correspondence relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after the exchange thereof. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior notice of a meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider an Acquisition Proposal.

(d) The Company agrees to not (i) release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party (a “Standstill Release/Waiver”) (other than to the extent the Company Board or any committee thereof determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that failure to provide a Standstill Release/Waiver would be inconsistent with the directors’ fiduciary duties under applicable law and that such Standstill Release/Waiver could reasonably be expected to lead to, a Superior Proposal) and the Company will use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by Applicable Law each such agreement, (ii) amend or grant any waiver or release or make any determination under or approve any transaction or redeem any preferred stock purchase rights under the Company Rights Agreement or take any action under the Company Rights Agreement to facilitate an Acquisition Proposal except in connection with the transactions contemplated by this Agreement, (iii) approve any transaction under, or any person becoming an “interested stockholder” under, Chapter 110F of the Massachusetts General Laws except in connection with the transactions contemplated by this Agreement or (iv) consent to any take-over bid under Chapter 110C of the Massachusetts General Laws except in connection with the transactions contemplated by this Agreement.

Section 6.03 Board Recommendation.

(a) Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to Parent or Merger Sub or the transactions (including pursuant to the Schedule 14D-9 or the Proxy Statement or any amendment thereto) contemplated by this Agreement, the Board Recommendation, (ii) adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer other than the Offer for the Shares within ten Business Days after commencement of such offer, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into any agreement (other than an Acceptable Confidentiality Agreement pursuant to Section 6.02)), arrangement or understanding, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an Acquisition Proposal, or (v) resolve or publicly propose to take any action described in the foregoing clauses (i) through (iv) (each of the foregoing actions described in clauses (i) through (v) being referred to as an “Adverse Recommendation Change”).

(b)(i) Notwithstanding anything in this Agreement to the contrary, including the foregoing Section 6.03(a), at any time prior to the Acceptance Time (and subject to compliance with Section 9.04), the Company Board or any committee thereof may, if the Company Board or any committee thereof determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law, (A) make an Adverse Recommendation Change in response to either (1) a Superior Proposal received after the date hereof or (2) any material fact, event, change, development or circumstances not known by the Company Board as of the date hereof and not relating to any Acquisition Proposal (such material fact, event, change, development or circumstance, an “Intervening Event”) or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(d)(i) and to authorize and simultaneously to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(ii) In the case of an Adverse Recommendation Change sought to be made under clause (1) of Section 6.03(b)(i)(A) or termination of this Agreement pursuant to Section 8.01(d)(i) in response to a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made and (y) no termination of this Agreement pursuant to Section 8.01(d)(i) may be made, in either case

(A) until after the fourth (4th) Business Day following written notice from the Company advising Parent that the Company Board or any committee thereof intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(d)(i) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of two (2) Business Days, and compliance with this Section 6.03(b) with respect to such new notice),

(B) unless during such four (4) Business Day period (or two (2) Business Day period following an amended proposal), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board or any committee thereof to maintain the Board Recommendation and not make an Adverse Recommendation Change or terminate this Agreement, and

(C) unless, prior to the expiration of such four (4) Business Day period (or two (2) Business Day period following an amended proposal), Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Company Board or any committee thereof determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) to be at least as favorable as the Superior Proposal.

(iii) In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made

(A) until after the fourth (4th) Business Day following written notice from the Company advising Parent that the Company Board or any committee thereof intends to take such action and specifying the facts underlying the Company Board’s (or any committee thereof) determination that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail,

(B) unless during such four (4) Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement in such a manner that obviates the need for a Adverse Recommendation Change, and

(C) unless, by the expiration of such four (4) Business Day period, the Company Board or any committee thereof determines in good faith, taking into consideration any amendments to this Agreement proposed by Parent (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under Applicable Law.

(c) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law or any disclosure requirements under Applicable Law; provided, however, that (x) compliance with such rules and Applicable Law will not in any way modify the effect that any such action has if such disclosure constitutes an Adverse Recommendation Change and (y) this Section 6.03(c) shall not limit any of Parent’s rights under Article 8 and Section 9.04 in respect of any such position taken or disclosure made.

Section 6.04 Approval of Merger.

(a) Unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 6.04(d), at Parent’s request, as soon as reasonably practicable following the expiration of the Offer, the Company shall prepare and file a proxy/information statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”)

seeking stockholder approval of the matters requiring Stockholder Approval; provided, however, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall include in the Proxy Statement the Board Recommendation.

(b) The Company shall provide Parent and Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its Representatives may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The Company shall, after consultation with Parent and Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Applicable Law, and the Company further agrees to take all steps necessary to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 6.04(c)(ii), mailed to holders of Shares, in each case as and to the extent required by Applicable Law.

(c) Unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 6.04(d), as promptly as reasonably practicable after the date of the expiration of the Offer, the Company will, in accordance with Applicable Law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of approving the Merger and taking such other action requiring Stockholder Approval (with the record date and meeting date set in consultation with Parent). Unless the Company Board has withdrawn its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement in compliance with Section 6.03, the Company shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Shares required by Applicable Law to effect the Merger. Once the Stockholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Stockholder Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed, except (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Shares prior to the Stockholder Meeting; provided that in the event that the Stockholder Meeting is delayed to a date after the End Date as a result of either (i) or (ii) above, then the End Date shall be extended to the fifth Business Day after the date of the Stockholder Meeting. Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, HoldCo, Merger Sub or any Subsidiary of Parent to be voted in favor of the approval of this Agreement.

(d) If, at any time following the Acceptance Time, Parent and its Subsidiaries shall own, in the aggregate, a sufficient number of shares of Company Common Stock necessary for Merger Sub to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 11.05 of the MBCA , then Parent and the Company shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any such shares held by Parent or its Subsidiaries, to cause the Merger to become effective as soon as possible after the Acceptance Time without the vote or consent of the Company’s stockholders in accordance with Section 11.05 of the MBCA.

Section 6.05 Access to Information. (a) Subject to Applicable Law, Section 6.13(c), Section 6.20 and applicable contractual restrictions, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Acceptance Time, to its officers, employees, agents, properties, books, Contracts and records. In addition, promptly following the date hereof and in any event within forty-five (45) days, the Company shall use commercially reasonable efforts to determine whether any funding of any Governmental Authority, university, college, or other educational institution was used in the development of any Company Intellectual Property Asset in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted, and if any such instance is discovered, shall promptly disclose to Parent such information and promptly make available to Parent any relevant Contract associated therewith. The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any books, Contracts or records governed by a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel jeopardize any attorney-client, work product or other legal privilege or protection (it being agreed that, in the case of clauses (a) and (b), that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection), (c) to provide access to or otherwise make available any information relating to the process conducted by the Company that led to the execution of this Agreement, or (d) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information could in the judgment of the Company based on advice of counsel violate any Applicable Law. All requests for information made pursuant to this Section 6.05 shall be directed to the executive officer or other Person designated by the Company. All such information shall be deemed Evaluation Material under and be governed by the terms of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any customer or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company.

(b) No information or knowledge obtained by Parent or Merger Sub pursuant to this Section 6.05 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

Section 6.06 Notice of Certain Events. From the date of this Agreement through the Effective Time, each party hereto shall promptly notify the other in writing of:

(a) any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Stockholder Litigation; and

(d) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth on Exhibit A or in Article 7 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.06 shall not be considered in determining whether the conditions set forth on Exhibit A or in Article 7 have been satisfied;

provided, however, that that no notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

Section 6.07 Employee Benefit Plan Matters.

(a) From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Acceptance Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Control Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company and its ERISA Affiliates prior to the Control Time to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Acceptance Time and to the extent such credit would not result in a duplication of benefits.

(b) For a period of not less than 12 months immediately following the Acceptance Time, Parent shall provide Continuing Employees, considered in the aggregate, with base salary, annual bonus opportunity and employee benefits (excluding any equity or equity-based plan, program or arrangement) in the aggregate no less favorable than those provided by the Company and the Company Subsidiaries to the Continuing Employees as of the date of this Agreement.

(c) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment Section 6.07(a) shall control; and (ii) provide each Continuing Employee and his eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d) At least ten (10) days prior to the Closing Date, the Company shall provide the Company’s reasonable, good faith estimate of the amount that could be paid to each “disqualified individual” of the Company (as defined in Section 280G(e) of the Code) as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) and a copy of the estimated calculations and reasonable supporting documentation in connection therewith, including the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual.

(e) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.07 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.07 shall be deemed to amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.08 Change in Control Agreements. Based on the Company’s assurance that such action would not give rise to any liability to any Company Employee under Section 409A of the Code, Parent agrees that the Company shall be entitled to take action to terminate each change in control agreement, policy, plan or benefit listed on Section 6.08 of the Company Disclosure Schedule immediately before the Acceptance Time and Parent agrees to pay the severance provided in each such change in control agreement in a lump sum to each employee covered by each such change in control agreement upon the Acceptance Time, whether or not such employee remains a Continuing Employee after the Acceptance Time.

Section 6.09 State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger, the Tender and Voting Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.10 Obligations of HoldCo and Merger Sub. Parent shall cause each of HoldCo and Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 6.11 Voting of Shares. Parent shall vote any Shares beneficially owned by it or any of its Subsidiaries in favor of approval of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of HoldCo or Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of approval of this Agreement.

Section 6.12 Director and Officer Liability.

(a) For six years after the Control Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Control Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.12(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Control Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Control Time, including, in respect of the transactions contemplated by this Agreement, provided, however, that the amount paid for such prepaid policies does not exceed 300% of the

Current Premium. If such prepaid policies have been obtained prior to the Control Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) It is agreed that:

(i) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, fulfill and honor in all respects the obligations of the Company to any individual who at the Control Time is, or at any time prior to the Control Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) under any indemnification provision (including advancement of expenses) and any exculpation provision, in either case set forth in the articles of organization or bylaws of the Company as in effect on the date of this Agreement; and

(ii) Parent shall, to the fullest extent that the Company is permitted to under Applicable Law as in effect on the date of this Agreement, indemnify and hold harmless each Indemnified Party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise with the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed) and expenses (including reasonable fees and expenses of one legal counsel for the Indemnified Parties (and any required local counsel) as they are incurred) in connection with any Proceeding whenever asserted, to the extent based on or arising out of (A) the fact that an Indemnified Party was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Control Time (including any Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party).

Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Control Time; provided, however, that all rights to indemnification, exculpation and advancements in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.12(b) and an Indemnified Party commences a suit which results in a determination that the Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest thereon at the rate of interest per annum equal to the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, with respect to any Independent Directors, references in this Section 6.12(b) to “Control Time” shall be deemed replaced with “Effective Time.”

(c) The provisions of this Section 6.12 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.12 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.12 applies unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12).

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.12.

Section 6.13 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of such steps as may be necessary (it being understood that the Company and Parent shall be obligated only to use reasonable best efforts in so doing) to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.13, each of Parent and the Company shall (i) prepare and file any notification and report forms and related material required under the HSR Act, and any additional filings or notifications and related material required under any applicable Foreign Competition Laws or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as practicable (but in no event later than fifteen (15) Business Days from the date hereof for the filing of any notification and report forms and related material required under the HSR Act) except by mutual consent confirmed in writing); (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the U.S. Department of Justice (“DOJ”) or Federal Trade Commission (“FTC”) under the HSR Act or by any Governmental Authority with regulatory jurisdiction over enforcement of any Foreign Competition Laws (each such Governmental Authority, a “Governmental Antitrust Authority”); and (iii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Antitrust Authority, including to cause to be lifted any restraint, injunction or other legal impediment to the Merger. Parent shall pay all filing fees under the HSR Act, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws (other than normal filing fees that are imposed by Applicable Law on the Company).

(c) Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the DOJ, FTC, or any other Governmental Antitrust Authority, and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable Foreign Competition Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.13 as “Antitrust Counsel Only Material”. Notwithstanding anything to the contrary in this Section 6.13, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(d) Parent shall have, except where prohibited by Applicable Law, responsibility for determining the strategy for dealing with any Governmental Authority regarding Applicable Law relating to antitrust matters.

(e) Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Sub shall not, and shall ensure that none of its Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.14 Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Stockholder Litigation. No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent.

Section 6.15 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.03 or with respect to its receipt and consideration of any Acquisition Proposal.

Section 6.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.17 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, to cause any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.18 Directors.

(a) Subject to applicable Law and Nasdaq rules applicable to the Company, promptly upon the Acceptance Time, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Merger Sub or any other Subsidiary of Parent (including Shares accepted for payment in the Offer) bears to (B) the total number of shares of Company Common Stock that are issued and outstanding, and the Company shall, at such time, promptly take all necessary action to cause Merger Sub’s designees to be so elected; provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (the “Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall use reasonable best efforts to designate two persons to fill such vacancies who are directors of the Company on the date of this Agreement and who are not officers or affiliates of the Company, any of its Subsidiaries, Parent, any of its Subsidiaries or Merger Sub, provided, however, that, if any vacancies remain, the other directors shall designate persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, any of its Subsidiaries, Parent, any of its Subsidiaries or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, take all necessary action to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above. At such time, the persons designated by Merger Sub shall, as nearly as practicable, constitute at least the same percentage as persons designated by Merger Sub to (1) each committee of the Company Board, (2) each board of directors of each Subsidiary of the Company, and (3) each committee of each such board, in each case only to the extent permitted by applicable Law.

(b) The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 6.18 and shall include in or with the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 6.18. Parent shall supply to the Company in writing any information with respect to itself, Merger Sub and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. (c) Following the election or appointment of Merger Sub’s designees pursuant to this Section 6.18, the approval by affirmative vote or written consent of all of the Independent Directors then in office shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment, modification or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iii) any waiver or exercise of any of the Company’s rights under this Agreement, (iv) any determinations or agreements made by or on behalf of the Company under this Agreement or (v) any other matter in connection with the Merger that could reasonably be expected to adversely affect the receipt of the Merger Consideration by the holder of Shares (other than Parent and Merger Sub), including the timing of such receipt. For purposes of considering any matter set forth in this Section 6.18(b), the Independent Directors will be permitted to meet without the presence of the other directors. The Independent Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Independent Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder. For the avoidance of doubt, the provisions of Section 6.12 shall apply to acts by the Independent Directors under this Section 6.18. From and after the Acceptance Time, neither Parent nor Merger Sub shall take any action to remove an Independent Director without cause.

Section 6.19 Stock Exchange De-listing. After the Acceptance Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from the Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter. Neither the Company nor Parent shall cause such de-listing to occur prior to the Effective Time.

Section 6.20 Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the letter agreement dated as of January 25, 2012 between Parent and the Company (the “Confidentiality Agreement”).

Section 6.21 Approval of Compensation Arrangements. Prior to the Acceptance Time, the Company shall take any action necessary to ensure that any Company Arrangements entered into after the date hereof (or not previously approved as contemplated by Section 4.02(d)) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained, if required by Applicable Law;

(b) the Acceptance Time shall have occurred; and

(c) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any Applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited; provided that the party seeking to assert this condition shall have used those efforts required hereunder (including under Section 6.13) to resist, lift or resolve such Order or Applicable Law.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i)(x) the Merger Sub shall not have accepted for payment the Shares tendered pursuant to the Offer in accordance with the terms thereof on or before August 15, 2012 (subject to possible extension as provided in this Agreement, the “End Date”), provided, however, that if the Offer Condition set forth in clause (ii) of Exhibit A and/or the Offer Condition set forth in clause (iii)(A) of Exhibit A shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other Offer Conditions would be satisfied if the Acceptance Time were to occur on such date, then either Parent or the Company shall be entitled to extend the End Date to November 15, 2012 by written notice to the other party, or (y) the Offer expires or is terminated or withdrawn pursuant to its terms and the terms of the Offer or this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the event specified in such clause; or

(ii) any Governmental Authority shall have issued a final, non-appealable Order or taken any other action (which Order or other action the terminating party shall have used its reasonable best efforts to lift or avoid), in each case permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger or any Applicable Law shall be in effect that makes consummation of the Offer or the Merger illegal or otherwise prohibited shall be in effect and shall have become final and nonappealable;

(c) by Parent, prior to the Acceptance Time:

(i) if an Adverse Recommendation Change shall have occurred; or

(ii) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case, such that the Offer Condition set forth in clause (iii)(C) or (D) of Exhibit A, as applicable, would not be satisfied as of the time of such breach or as of the time when such representation or warranty became inaccurate, provided, however, that (1) notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within 30 days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(ii) until the earlier of the End Date or the expiration of a 30 day period after delivery of written notice from Parent to the Company of such breach or inaccuracy and

Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if such breach or inaccuracy by the Company is cured within such period; and (2) at the time of the delivery of such written notice, none of Parent, HoldCo or Merger Sub shall be in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(d)(ii);

(d) by the Company prior to the Acceptance Time:

(i) if the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.03, to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided, however, that the Company shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein; and provided further, however, that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement;

(ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, in either case, such that the breach or failure to perform would give rise to a Parent Material Adverse Effect; provided, however, that (1) notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts prior to the End Date and within 30 days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(ii) until the earlier of the End Date or the expiration of a 30 day period after delivery of written notice from the Company to Parent of such breach or inaccuracy and the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if such breach or inaccuracy by Parent or Merger Sub is cured within such period; and (2) at the time of the delivery of such written notice, the Company shall not be in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(c)(ii); or

(iii) if Merger Sub fails to commence the Offer as provided in Section 2.01; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(iii) if such failure to commence the Offer resulted from the breach of this Agreement by the Company.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of this Section 8.02, Section 6.20 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties acknowledge and agree that the Company may recover, on behalf of the holders of Shares, damages in connection with (a) a breach by

Parent, HoldCo or Merger Sub of their respective obligations to commence and complete the Offer in accordance with the terms and conditions of this Agreement or (b) a material breach by any of them that has been the cause of, or resulted in, failure of an Offer Condition, and that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by the Company or the holders of Shares (taking into consideration relevant matters, including lost premium, other combination opportunities, the time value of money and any relevant breaches by the Company, Parent, HoldCo or Merger Sub), in each case to the extent not otherwise recoverable by such holders. For the avoidance of doubt, it is expressly acknowledged that notwithstanding any provision in this Agreement to the contrary no holder of Shares shall have any third-party beneficiary rights under, or any right to enforce, the terms of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

Asahi Kasei Corporation

1-105 Kanda Jinbocho, Chiyoda-ku

Tokyo 101-8101, Japan

Attention: General Manager, Legal Department

Facsimile No.: +81-(0)3-3296-3163

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10038

Attention: Christopher Austin, Esq.

John Palenberg, Esq.

Facsimile No.: (212) 225-3999

if to the Company, to:

ZOLL Medical Corporation

269 Mill Road

Chelmsford, Massachusetts 01824

Attention: Aaron M. Grossman, General Counsel

Facsimile No.: (978) 421-0011

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, Massachusetts 02109

Attention: Raymond C. Zemlin, Esq.

James A. Matarese, Esq.

Facsimile No.: (617) 523-1231

Section 9.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03 Amendments and Waivers.

(a) Subject to Section 6.18, any provision of this Agreement may be amended or waived at any time before or after approval of this Agreement and the transactions contemplated by this Agreement by the respective Boards of Directors or stockholders of the parties hereto if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the MBCA unless the required further approval is obtained.

(b) Subject to Section 6.18, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Fees; Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay all filing fees payable pursuant to the HSR Act or any Foreign Competition Laws.

(b) If this Agreement is terminated pursuant to Section 8.01(d)(i), prior to and as a condition to the effectiveness of such termination, the Company shall pay Parent a fee in immediately available funds in the amount of $64,000,000 (the “Termination Fee“).

(c) If this Agreement is terminated by Parent pursuant to Section 8.01(c)(i), then the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay Parent the Termination Fee.

(d) If this Agreement is terminated pursuant to Section 8.01(b)(i) or Section 8.01(c)(ii) and (i) prior to such termination an Acquisition Proposal shall have been publicly announced and not irrevocably withdrawn prior to such termination, and (ii) within twelve months following the date of such termination the Company shall have (A) entered into a letter of intent or a definitive agreement with respect to, (B) recommended to its stockholders or (C) consummated a transaction specified in the definition of “Acquisition Proposal”, then the Company shall pay Parent the Termination Fee on the first Business Day after such event. For purposes of this Section 9.04(d) the references “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(e) For the avoidance of doubt, any payment made by the Company under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(f) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement and that without such provisions Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee or any portion thereof and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses at the rate of interest per annum equal to the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Section 6.08 and Section 6.12, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein. For the avoidance of doubt, no holder of Shares shall have any third-party beneficiary rights under Section 8.02 or any other provision of this Agreement.

Section 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such State.

Section 9.07 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal court of the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09 Specific Performance; Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal court of the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Parent Guarantee. Parent shall cause HoldCo and Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by HoldCo and Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other transactions contemplated hereby. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by HoldCo and Merger Sub of each of the covenants, obligations and undertakings required to be performed by HoldCo and Merger Sub under this Agreement and the transactions contemplated hereby, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of HoldCo or Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of Parent, HoldCo and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time, but only to the extent that any obligations of Merger Sub survive beyond the Effective Time under the terms of this Agreement.

Section 9.12 Entire Agreement; No Reliance.

(a) This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b) Each party hereto agrees that, except for the representations and warranties contained in Article 4 and Article 5 of this Agreement, neither the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing, including, in the case of the Company, (i) any projections, forecasts, estimates, plans or budgets, of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to Parent, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries.

Section 9.13 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZOLL MEDICAL CORPORATION

By:	/s/ Richard A. Packer
Name:	Richard A. Packer
Title:	Chief Executive Officer

Signature page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ASAHI KASEI CORPORATION

By:	/s/ Taketsugu Fujiwara
Name:	Mr. Taketsugu Fujiwara
Title:	President and Representative Director

ASAHI KASEI HOLDINGS US, INC.

By:	/s/ Hideo Hikami
Name:	Mr. Hideo Hikami
Title:	President

ASCLEPIUS SUBSIDIARY CORPORATION

By:	/s/ Hideo Hikami
Name:	Mr. Hideo Hikami
Title:	President

Signature page to Agreement and Plan of Merger

EXHIBIT A

Conditions of the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

(i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to any Shares already owned by Parent and its Subsidiaries, would represent at least two-thirds (66 2/3%) of the Shares on a Fully Diluted basis (the “Minimum Tender Condition”);

(ii)(a) any applicable waiting period under the HSR Act shall not have expired or been terminated, (b) the approval of the Federal Cartel Office of the Federal Republic of Germany shall not have been obtained or deemed obtained pursuant to German merger control rules or (c) the approval or clearance or a waiver of jurisdiction or a determination that a filing is not required by the Taiwan Fair Trade Commission shall not have been obtained or the relevant applicable waiting period shall not have expired or been terminated pursuant to Taiwanese merger control rules (the “Antitrust Condition”);

(iii) any of the following conditions shall exist at the time of expiration of the Offer:

(A) any Order issued by a court of competent jurisdiction or by a Governmental Authority, or any Law shall be in effect that would (1) make the Offer or the Merger illegal or (2) otherwise prevent the consummation thereof;

(B) since the date of the Merger Agreement, there shall have occurred and be continuing any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(C)(1) any representation and warranty of the Company set forth in Section 4.02 or Section 4.05 of the Merger Agreement shall not be true and correct in all but immaterial respects as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” except for the reference to the term “Company Material Adverse

Effect” in Section 4.10, shall be disregarded). Solely for the purposes of clause (1) above, if one or more inaccuracies in the representations and warranties referred to in such clause resulted in or would result in aggregate monetary losses or damages of less than $5,000,000, such inaccuracies will be deemed immaterial;

(D) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time;

(E) the Company fails to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on the which the Offer expires certifying that the conditions specified in clauses (C) and (D) of this paragraph (iii) do not exist; or

(F) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions set forth in clause (ii) and clause (iii) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or Applicable Law. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Exhibit A is attached.

EXHIBIT B

Tender and Voting Agreement

[intentionally omitted, see Exhibit 99.1 to this filing]